AMENDMENT NO. 3
PARTICIPATION AGREEMENT
The Participation Agreement (the “Agreement”) dated as of April 30, 2004, by and among AIM Variable Insurance Funds, a Delaware trust (“AVIF”), Invesco Aim Distributors, Inc., a Delaware corporation (“AIM”), Ameritas Life Insurance Corp., a Nebraska life insurance company (“LIFE COMPANY”) on behalf of itself and its Separate Accounts, and Ameritas Investment Corp. (“UNDERWRITER”), is hereby amended as follows:
     WHEREAS, effective April 30, 2010, AIM Variable Insurance Funds was renamed AIM Variable Insurance Funds (Invesco Variable Insurance Funds). All references to AIM Variable Insurance Funds is hereby deleted and replaced with AIM Variable Insurance Funds (Invesco Variable Insurance Funds); and
     WHEREAS, effective April 30, 2010, Invesco Aim Distributors, Inc. was renamed Invesco Distributors, Inc. All references to Invesco Aim Distributors, Inc. is hereby deleted and replaced with Invesco Distributors, Inc.
     Schedules A and B of the Agreement are deleted in their entirety and replaced with the following:
SCHEDULE A
FUNDS AVAILABLE UNDER THE CONTRACTS
ALL SERIES I SHARES AND SERIES II SHARES OF AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)
SEPARATE ACCOUNTS UTILIZING THE FUNDS
ALL SEPARATE ACCOUNTS UTILIZING THE FUNDS
CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS
ALL CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Effective date: April 30, 2010.

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)
By:	/s/ John M. Zerr
	Name:	John M. Zerr
	Title:	Senior Vice President

INVESCO DISTRIBUTORS, INC.
By:	/s/ John S. Cooper
	Name:	John S. Cooper
	Title:	President

AMERITAS LIFE INSURANCE CORP.
By:	/s/ Robert C. Barth
	Name:	Robert C. Barth
	Title:	Senior Vice President & Chief Financial Officer

AMERITAS INVESTMENT CORP.
By:	/s/ Cheryl L. Heilman
	Name:	Cheryl L. Heilman
	Title:	Vice President & Chief Operating Officer